EXHIBIT 99.1

D&E COMMUNICATIONS, INC. NEWS RELEASE April 18, 2007	CONTACT PERSON: W. Garth Sprecher Sr. Vice President and Corporate Secretary (717)738-8304

D&E Executive Garth Sprecher Announces His Retirement;

Will Remain as Member of the D&E Board of Directors

EPHRATA, PA (April 18, 2007) - W. Garth Sprecher, senior vice president and corporate secretary of D&E Communications (Nasdaq: DECC), has announced that he will retire November 1, 2007. In communicating this news to D&E Communications employees and others, D&E President and CEO, James W. Morozzi, said that Sprecher and his wife, Robin, had been planning this for several years and felt that now is the right time to focus more attention on other aspects of their lives.

"While Garth is stepping back from day-to-day operations, we look forward to his continued counsel and guidance as a member of the D&E Board of Directors," Morozzi said. "Garth has made a positive and lasting impact on D&E."

Sprecher has served on the D&E Board since 1993. He began his career at D&E in 1984 and is the third generation of his family to help lead D&E. Sprecher's grandfather, William F. Brossman, founded D&E Communications in 1911. Brossman's daughters, Bertha B. Blair and Anne B. Sweigart, combined to lead D&E for over 50 years.

About D&E Communications:

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.